UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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☐	Definitive Proxy Statement

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☑	Soliciting Material Pursuant to §240.14a-12

PROGINET CORPORATION
(Name of Registrant as Specified In Its Charter)

_____________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Filed by Proginet Corporation
Pursuant to Rule 14a-12
Under the Securities Exchange Act of 1934
Subject Company: Proginet Corporation
Commission File No.: 000-30151

Frequently Asked Questions

Announcing TIBCO’s intent to acquire Proginet
June 22, 2010
Frequently Asked Questions (FAQs)

1.	What did you announce on Tuesday, June 22?
TIBCO and Proginet announced that the two companies have entered into an agreement for TIBCO to acquire Proginet.  Proginet is headquartered in Garden City, NY.  TIBCO is headquartered in Palo Alto, California.

2.	What are the terms of the deal?
TIBCO plans to acquire Proginet in an all-cash transaction valued at approximately $23 million.  Under the terms of the agreement, Proginet stockholders will receive $1.15 in cash for each share of Proginet common stock they hold.  Outstanding options will be canceled at closing, and the option holders will receive the amount by which the per share merger price exceeds the option exercise price, if any.  The acquisition is subject to approval by Proginet’s stockholders and other customary closing conditions, and is expected to close in the first quarter of Proginet’s fiscal 2011 (which commences on August 1, 2010).

3.	Who is TIBCO? What do they do?
TIBCO's technology digitized Wall Street in the '80s with its event-driven "Information Bus" software, which helped make real-time business a strategic differentiator in the '90s. Today, TIBCO's infrastructure software gives customers the ability to constantly innovate by connecting applications and data in a service-oriented architecture, streamlining activities through business process management, and giving people the information and intelligence tools they need to make faster and smarter decisions, what we call The Power of Now®. TIBCO serves more than 3,000 customers around the world with offices in more than 20 countries and an ecosystem of over 200 partners. Learn more at www.tibco.com.

4.	Why Proginet?
Proginet technologies are expected to complement TIBCO's core integration offerings by providing one of the industry’s most robust internal, external, ad-hoc and accelerated managed file transfer solutions available in the marketplace today.

5.	How will Proginet’s customers benefit?
Proginet’s industry leading managed file transfer products will now come under the umbrella of a world class software provider and customers will benefit from TIBCO’s global reach and resources.

6.	How will Proginet’s business partners benefit?
Proginet has existing distributor and OEM relationships.  Being a part of a large enterprise class organization with greater capability and reach will create better products and more innovation.

7.	How will Proginet be integrated into TIBCO?
Until the acquisition is closed, TIBCO and Proginet will continue to operate as separate entities. Once the acquisition closes, TIBCO intends to develop detailed product and support plans.  TIBCO and Proginet will continue to provide world-class software, services and support before and after the acquisition is completed.

Additional Information and Where to Find It

This communication may be deemed to be proxy solicitation material in respect of the proposed transaction.   In connection with the proposed transaction, the Company will file or furnish relevant documents, including a proxy statement, concerning the proposed transaction with the SEC.   Investors and stockholders of the Company are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about the Company and the proposed transaction.  The final proxy statement will be mailed to the Company’s stockholders.

Investors and stockholders may obtain a free copy of the proxy statement and any other relevant documents filed or furnished by the Company with the SEC (when available) at the SEC’s Web site at www.sec.gov.  In addition, investors and stockholders may obtain free copies of the documents filed with the SEC by the Company by contacting Proginet’s Corporate Secretary at (516) 535-3600 or by going to the investor relations website portion of the Proginet website at http://www.proginet.com/about-us/investor-relations/.

The Company and its directors and certain executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in respect of the proposed transaction.  Information about the directors and executive officers of the Company and their respective interests in the Company by security holdings or otherwise will be set forth in the proxy statement that will be filed by Proginet with the SEC.  Stockholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the Merger, which may be different than those of the Company’s stockholders generally, by reading the proxy statement and other relevant documents regarding the merger, when filed with the SEC.  Each of these documents is, or will be, available as described above.